Exhibit 99.6

www.deltadentalmi.com

March 25, 2014

Interleukin Genetics, Inc.

135 Beaver Street

Waltham, MA 02452

To the Chairman of the Board of Directors:

Effective as of the date hereof, I hereby resign my position as a member of the Board of Directors of lnterleukin Genetics, Inc., and as a member of all committees of such Board of Directors on which I serve.

Sincerely,

/s/ Goran Jurkovic
Goran Jurkovic

DELTA DENTAL OF MICHIGAN P.O. Box 30416 Lansing, Ml 48909-7916	Telephone: (517) 349-6000 Fax: (517) 347-5237